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John Mills
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BIG 5 SPORTING GOODS CORPORATION ANNOUNCES
ENHANCEMENT OF FINANCE AND ACCOUNTING DEPARTMENT
El Segundo, CA – August 5, 2005 – Big 5 Sporting Goods Corporation (Nasdaq: BGFVE), a leading sporting goods retailer, today announced that it is enhancing its finance and accounting department in order to improve the Company’s accounting and financial reporting, as well as the Company’s internal controls. Under this initiative, the Company will recruit and hire a new Chief Financial Officer, with a strong background in U.S. generally accepted accounting principles and SEC financial reporting, to be the Company’s principal financial and accounting officer. The new CFO will report directly to the Company’s Chief Executive Officer. The Company is undertaking these actions in light of the previously announced restatement of the Company’s prior financial statements and the ongoing review of those financial statements, as well as the demands of the current regulatory environment.
As part of the Company’s effort to strengthen its finance and accounting department, the Company and Charles P. Kirk have mutually agreed that he will resign his positions as Chief Financial Officer and Treasurer, effective today. Mr. Kirk will remain a Senior Vice President and a member of the Company’s senior management team. The Company believes that Mr. Kirk will continue to add significant value to the Company.
The Company has retained a search firm and is actively engaged in the process of identifying and assessing appropriate candidates for the CFO position. The Company is committed to filling the CFO position expeditiously. Until a new CFO is hired, Elizabeth F. Chambers, the Company’s Acting Controller, and Thomas L. Robershaw, the Company’s Assistant Treasurer, jointly will fulfill the functions of the Company’s principal financial and accounting officer. Ms. Chambers previously served as the Company’s Assistant Controller since 1993. Mr. Robershaw joined the Company in 2002 as Assistant Treasurer.
Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said “We want to thank Chuck Kirk for his many years of dedicated service as our CFO. We look forward to continuing to work with Chuck and believe that our Company will continue to benefit from his considerable retail expertise and experience. At the same time, we believe that it is in the best interests of the Company and its stockholders that we engage a new CFO who is a certified public accountant and who possesses more financial accounting and public reporting expertise. We continue to work diligently to complete the restatement process as quickly as possible.”
The Company does not expect that the change in Mr. Kirk’s role will cause any additional delay in the completion of its previously announced restatement or the filing of its Annual Report on Form 10-K for fiscal 2004 and Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005. Additionally, as the Company announced on July 29, 2005, additional corrections to its prior financial statements will be required as part of the restatement. The expected cumulative net impact on the Company’s net income of all additional corrections that the Company is aware of at this time, as well as the adjustments relating to the previously announced lease accounting changes and sales return reserve, for fiscal years 2002 through 2004 remains less than 3% of aggregate net income as preliminarily reported on February 9, 2005 for such fiscal year periods, which reflected the preliminary adjustments to address the previously announced error in an account within accounts payable. As also stated in the July 29, 2005 announcement, these matters will reduce net income for prior periods, which the Company anticipates will be reflected in a balance sheet adjustment for fiscal 2002.
The Company is continuing to work diligently to complete the review process in connection with the restatement so that its fiscal 2004 financial statements and the associated audit by KPMG LLP may be completed in order to permit the filing of the Company’s Annual Report for fiscal 2004 and Quarterly Reports for the first two quarters of fiscal 2005. If the Company is unable to file the Annual Report for fiscal 2004 and the Quarterly Report for the first quarter of fiscal 2005 by the August 12, 2005 extension date given it by the NASDAQ Listing Qualifications Panel, it will request a further extension, but such an extension may not be granted, in which case its common stock could be delisted from the NASDAQ National Market.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 312 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed on October 25, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.